Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Return Optimization Securities linked to an Equally Weighted Basket of Selected Equity Securities due April 18, 2017	$3,741,180.00	$376.74

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT Dated February 12, 2016 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908 (To Prospectus dated June 12, 2015 and Product Supplement dated June 15, 2015)

UBS AG $3,741,180 Return Optimization Securities

Linked to an Equally Weighted Basket of Selected Equity Securities due April 18, 2017

Investment Description

UBS AG Return Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of an equally weighted basket (the “underlying basket”) of selected equity securities (each, a “basket equity”). At maturity, UBS will pay an amount in cash that is based on the direction and percentage change in the level of the underlying basket from the trade date to the final valuation date (the “basket return”). If the basket return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the multiplier times the basket return, up to the maximum gain. If the basket return is zero, UBS will repay the full principal amount at maturity. However, if the basket return is negative, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the basket return and in extreme situations, you could lose some or all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your initial investment in the Securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If the issuer were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential Subject to a Maximum Gain: At maturity, the Securities enhance any positive basket return up to the maximum gain.

❑

Full Downside Market Exposure: If the basket return is negative, investors will be exposed to the negative basket return at maturity resulting in a loss of principal that is equal to the basket return. Investors could lose some or all of their initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	February 12, 2016
Settlement Date	February 18, 2016
Final Valuation Date*	April 12, 2017
Maturity Date*	April 18, 2017

*	Subject to postponement in the event of a market disruption event, as described in the ROS product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full amount of your initial investment in the Securities at maturity, and the Securities have the same downside market risk as the underlying basket. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-25 of the Optimization & Performance Strategies product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These terms relate to Return Optimization Securities linked to an equally weighted basket of selected equity securities. The basket equities are listed on page 2, and described in more detail beginning on page 8 of this pricing supplement. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security.” The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10 per Security, and integral multiples of $10 in excess thereof.

Underlying Basket	Weighting of Each Basket Equity	Maximum Gain*	Maximum Payment at Maturity per Security*	Initial Basket Level	CUSIP	ISIN
An Equally Weighted Basket of Selected Equity Securities	1/10	20.40%	$12.04	100.00	90275L557	US90275L5571

The estimated initial value of the Securities as of the trade date is $9.64 for Securities linked to an equally weighted basket of selected equity securities. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations”— Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the Optimization & Performance Strategies product supplement relating to the Securities, dated June 15, 2015, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, the Optimization & Performance Strategies product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of the Securities	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.20	$9.80
Total	$3,741,180.00	$74,823.60	$3,666,356.40

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Optimization & Performance Strategies product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Optimization & Performance Strategies product supplement dated June 15, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222597/d941466d424b2.htm

♦	Prospectus dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

References to “UBS,” ”we,” ”our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the Return Optimization Securities that are offered hereby, unless the context otherwise requires. Also, references to the ”Optimization & Performance Strategies product supplement” mean the UBS product supplement, dated June 15, 2015 and references to ”accompanying prospectus” mean the UBS prospectus titled ”Debt Securities and Warrants,” dated June 12, 2015.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Key Risks” in this pricing supplement and in “Risk Factors” in the Optimization & Performance Strategies product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as a hypothetical investment in the underlying basket.

♦

You believe the underlying basket will appreciate over the term of the Securities and that the percentage of appreciation is unlikely to exceed an amount equal to the maximum gain indicated on the cover hereof.

♦	You understand and accept that your potential return is limited to the maximum gain and you are willing to invest in the Securities based on the maximum gain indicated on the cover hereof.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦	You do not seek current income from your investment and are willing to forgo dividends paid on the basket equities.

♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦	You understand and accept the equity risk associated with the Securities and understand and are willing to accept the risks associated with the basket equities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that has the same downside market risk as a hypothetical investment in the underlying basket.

♦

You believe that the level of the underlying basket will decline during the term of the Securities and is likely to close below the initial basket level on the final valuation date, or you believe the underlying basket will appreciate over the term of the Securities by more than the maximum gain indicated on the cover hereof.

♦	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the Securities based on the maximum gain indicated on the cover hereof.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦	You seek current income from this investment or prefer to receive the dividends paid on the basket equities.

♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You do not understand or accept the equity risk associated with the Securities or do not understand or are not willing to accept the risks associated with the basket equities.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “Basket Information” in this pricing supplement for more information on the underlying basket. You should also review “Key Risks” beginning on page 3 of this pricing supplement and the more detailed “Risk Factors” beginning on PS-15 of the Optimization & Performance Strategies product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 14 months.
Maximum Gain	20.40%.
Multiplier	3.0

Underlying Basket	The Securities are linked to an equally weighted basket consisting of the following equity securities (each a “Basket Equity”):
	Basket Equity	Bloomberg Symbol	Initial Equity Price
	AbbVie Inc.	ABBV	$ 52.58
	Aetna Inc.	AET	$ 99.30
	The Boeing Company	BA	$108.63
	General Dynamics Corporation	GD	$130.18
	Gilead Sciences, Inc.	GILD	$ 89.44
	Intel Corporation	INTC	$ 28.64
	Lennar Corporation	LEN	$ 39.70
	Pfizer Inc.	PFE	$ 29.36
	Prologis, Inc.	PLD	$ 36.07
	The Walt Disney Company	DIS	$ 91.15

Weighting of Each Basket Equity	1/10
Payment at Maturity (per Security)

If the basket return is positive, UBS will pay you an amount in cash equal to:

$10 + ($10 × the lesser of (a) Basket Return x Multiplier and (b) Maximum Gain).

If the basket return is zero, UBS will pay you an amount in cash equal to your principal amount:

$10.

If the basket return is negative, UBS will pay you an amount in cash that is less than your principal amount, if anything, equal to:

$10 + ($10 x Basket Return).

In such a case, you will lose a percentage of your principal amount equal to the basket return and, in extreme situations, you could lose all of your initial investment.

Basket Return	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	100.00
Final Basket Level

The basket closing level on the final valuation date. On the final valuation date, the basket closing level will be calculated as follows:

100 × [1 + (the sum of each basket equity return multiplied by its weighting)]

Basket Equity Return	With respect to each basket equity, the quotient, expressed as a percentage of the following formula:
Final Equity Price – Initial Equity Price Initial Equity Price
Initial Equity Price	With respect to each basket equity, the closing price for such basket equity on the trade date, as specified under Underlying Basket and as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the Optimization & Performance Strategies product supplement).
Final Equity Price	With respect to each basket equity, the closing price for such basket equity on the final valuation date, as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the Optimization & Performance Strategies product supplement).

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your investment.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Optimization & Performance Strategies product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities at maturity. You will be exposed to any decline in the underlying basket from the initial basket level to the final basket level. Therefore, if the basket return is negative, you will lose a percentage of your principal amount that is equal to the basket return, and in extreme situations, you could lose all of your initial investment.

♦

The stated payout by the issuer applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is only available if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying basket is equal to or greater than the initial basket level.

♦

The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier and the return you realize may be less than the multiplier times the underlying basket’s return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier, subject to the maximum gain, from UBS only if you hold your Securities to maturity.

♦

Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain. Therefore, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain, and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying basket or the basket equities.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦

Market risk — The price of any basket equity can rise or fall sharply due to factors specific to that basket equity or the issuer of such basket equity (each a “basket equity issuer”). These factors may include stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the basket equity issuers with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the basket equities, the correlation among the basket equities, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying basket, the prices of the basket equities; the volatility of the basket equities; the dividend rate paid on the basket equities; the correlation among the basket equities; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

Changes in closing prices of the basket equities may offset each other — The Securities are linked to an equally weighted basket of selected equity securities. Changes in the value of the basket equities may not correlate with each other. For instance, while the final equity price of one or more of the basket equities may increase relative to its corresponding initial equity price(s), the final equity price of one or more of the other basket equities may not increase by the same amount or may even decline. Therefore, in calculating the final basket level, increases in the price of one or more of the basket equities may be moderated, or offset, by lesser increases or declines in the price of one or more of the other basket equities. In addition, a high correlation between the basket equities of movements in the prices of the basket equities during periods of negative returns could have an adverse effect on the payment at maturity on the Securities.

♦

Owning the Securities is not the same as owning the basket equities — The return on your Securities may not reflect the return you would realize if you actually owned the basket equities. For instance, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the basket equities may have.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether, and the extent to which, the level of the underlying basket will rise or fall. There can be no assurance that the level of the underlying basket will rise above the initial basket level. The final basket level of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the basket equities. You should be willing to accept the risks of owning equities in general and the basket equities in particular, and the risk of losing some or all of your initial investment.

♦

There is no affiliation between any basket equity issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We and our affiliates may currently, or from time to time in the future engage in business with the basket equity issuers. However, we are not affiliated with any basket equity issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into each basket equity and the basket equity issuers. The basket equity issuers are not involved in the Securities offered hereby in any way and have no obligation of any sort with respect to your Securities. The basket equity issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting a basket equity, the calculation agent may make adjustments to the initial equity price of the affected basket equity. However, the calculation agent will not make an adjustment in response to all events that could affect a basket equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the Optimization & Performance Strategies product supplement as necessary to achieve an equitable result. Following certain corporate events relating to a basket equity issuer where such issuer is not the surviving entity, the amount you receive at maturity may be based on an equity security of a successor to the respective basket equity issuer in combination with any cash or any other assets distributed to holders of the basket equity in such corporate event. If the basket equity issuer becomes subject to (i) a corporate event whereby the basket equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on an equity security issued by another company. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting or Suspension of Trading of an Underlying Stock”. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the basket equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the basket equities, may adversely affect the market prices of the basket equities and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the basket equities, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the amount you receive at maturity of the Securities. The calculation agent may postpone the trade date or final valuation date (with corresponding postponements to the settlement date and maturity date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the multiplier and the maximum gain, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying basket to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount indicated on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” herein and “Supplemental U.S. Tax Considerations” in the Optimization & Performance Strategies product supplement.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are indicated on the cover hereof; amounts may have been rounded for ease of analysis):

Investment Term:	Approximately 14 months
Basket Starting Level:	100
Multiplier:	3.00
Maximum Gain:	16.20%
Range of Underlying Basket Performance:*	40% to -100%

*	The underlying basket performance range is provided for illustrative purposes only.

Final Basket Level	Basket Return*	Payment at Maturity	Security Total Return at Maturity
140.000	40.00%	$11.62	16.20%
135.000	35.00%	$11.62	16.20%
130.000	30.00%	$11.62	16.20%
125.000	25.00%	$11.62	16.20%
120.000	20.00%	$11.62	16.20%
115.000	15.00%	$11.62	16.20%
110.000	10.00%	$11.62	16.20%
105.400	5.40%	$11.62	16.20%
105.000	5.00%	$11.50	15.00%
104.000	4.00%	$11.20	12.00%
103.000	3.00%	$10.90	9.00%
102.000	2.00%	$10.60	6.00%
100.000	0.00%	$10.00	0.00%
90.000	-10.00%	$9.00	-10.00%
80.000	-20.00%	$8.00	-20.00%
70.000	-30.00%	$7.00	-30.00%
60.000	-40.00%	$6.00	-40.00%
50.000	-50.00%	$5.00	-50.00%
40.000	-60.00%	$4.00	-60.00%
30.000	-70.00%	$3.00	-70.00%
20.000	-80.00%	$2.00	-80.00%
10.000	-90.00%	$1.00	-90.00%
0.000	-100.00%	$0.00	-100.00%

*	The basket return excludes any cash dividend payments on the basket equities.

Example 1 — The Final Level of the Underlying Basket is 103 (resulting in an Basket Return of 3%). Because the basket return is 3%, UBS will pay you a 9% total return, and the payment at maturity per Security will be calculated as follows:

$10 + ($10 × 3.0 × 3%) = $10 + $0.90 = $10.90

Example 2 — The Final Level of the Underlying Basket is 110 (resulting in an Basket Return of 10%). Because the basket return of 10%, when multiplied by the multiplier, is greater than the maximum gain, UBS will pay you the maximum gain of 16.20%, and the payment at maturity will be calculated as follows:

$10 + ($10 × 11.50%) = $10 + $1.62 = $11.62

Example 3 — The Final Level of the Underlying Basket is 100 (resulting in an Basket Return of 0%). Because the basket return is 0%, UBS will repay the principal amount and the payment at maturity is equal to $10 per Security.

Example 4 — The Final Level of the Underlying Basket is 50 (resulting in an Basket Return of -50%). Because the basket return is negative, UBS will pay you less than the principal amount and the payment at maturity per Security is as follows:

$10 + ($10 × -50%) = $5

Accordingly, if the basket return is negative, UBS will pay you less than the principal amount, if anything, resulting in a loss of your principal amount that is proportionate to the negative basket return, and in extreme situations, you could lose some or all of your initial investment.

Basket Information

All disclosures contained in this pricing supplement regarding each basket equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the basket equities. UBS has not conducted any independent review or due diligence of any publicly available information with respect to each basket equity.

Included on the following pages is a brief description of the issuers of the respective basket equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2012, 2013, 2014, 2015 and partial data for the first calendar quarter of 2016. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

Each of the basket equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

AbbVie Inc.

According to publicly available information, AbbVie Inc. (“AbbVie”) is a research-based biopharmaceutical company incorporated in Delaware on April 10, 2012. AbbVie became an independent company following Abbott Laboratories’ (“Abbot”) distribution of 100 percent of Abbvie’s outstanding common stock to Abbott’s shareholders on January 1, 2013 and its stock began trading “regular way” on January 2, 2013. AbbVie develops and markets advanced therapies. AbbVie operates in one business segment — pharmaceutical products. AbbVie’s products include a line of adult and pediatric pharmaceuticals, which includes HUMIRA products, chronic hepatitis C products, metabolics/hormones products, virology products, endocrinology products and other products. AbbVie products are used to treat conditions such as chronic autoimmune diseases, including rheumatoid arthritis, psoriasis, and Crohn’s disease; low testosterone; HIV; endometriosis; thyroid disease; Parkinson’s disease; and complications associated with chronic kidney disease and cystic fibrosis, among other health conditions. AbbVie’s pipeline of new medicines include more than 30 compounds or indications in Phase II or Phase III development across medical specialties such as immunology, virology/liver disease, oncology, renal disease, neurological diseases and women’s health. On May 26, 2015, AbbVie announced it had completed its acquisition of Pharmacyclics, Inc., a biopharmaceutical company. Information filed by AbbVie with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35565, or its CIK Code: 0001551152. AbbVie’s website is http://www.abbvie.com. AbbVie’s common stock is listed on the New York Stock Exchange under the ticker symbol “ABBV.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for AbbVie’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of AbbVie’s common stock on February 12, 2016 was $52.58. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin		Quarter End		Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2013		3/28/2013		$40.78	$33.71	$40.78
4/1/2013		6/28/2013		$47.17	$40.57	$41.34
7/1/2013		9/30/2013		$47.95	$41.61	$44.73
10/1/2013		12/31/2013		$54.32	$44.52	$52.81
1/2/2014		3/31/2014		$53.68	$46.83	$51.40
4/1/2014		6/30/2014		$56.79	$46.46	$56.44
7/1/2014		9/30/2014		$59.62	$52.05	$57.76
10/1/2014		12/31/2014		$69.71	$52.90	$65.44
1/2/2015		3/31/2015		$67.63	$55.48	$58.54
4/1/2015		6/30/2015		$70.46	$57.01	$67.19
7/1/2015		9/30/2015		$71.23	$52.50	$54.41
10/1/2015		12/31/2015		$64.13	$48.27	$59.24
1/4/2016	*	2/12/2016	*	$58.83	$51.18	$52.58

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through February 12, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of AbbVie’s common stock from January 2, 2013 through February 12, 2016, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Aetna Inc.

According to publicly available information, Aetna Inc. (“Aetna”) is a health care and insurance company. Aetna offers traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, medical management capabilities, Medicaid health care management services, Medicare Advantage and Medicare supplement plans, workers’ compensation administrative services and health information technology products and services, such as Accountable Care Solutions (“ACS”). Aetna conducts operations in three business segments: Health Care, Group Insurance and Large Case Pensions. Health Care offers products consisting of medical, pharmacy benefit management services, dental, behavioral health and vision plans offered on both an insured basis and an employer-funded, or administrative, basis and emerging businesses products and services, such as ACS, that complement the medical products. Group Insurance offers products in 49 states as well as Washington, D.C., Puerto Rico, the U.S. Virgin Islands and Canada. The products are marketed to a range of customers from small employer groups to large, multi-site and/or multi-state employer programs. In July 2015, Aetna announced plans to acquire Humana Inc. Information filed by Aetna with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16095, or its CIK Code: 0001122304. Aetna’s website is https://www.aetna.com/. Aetna’s common stock is listed on the New York Stock Exchange under the ticker symbol “AET.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Aetna’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Aetna’s common stock on February 12, 2016 was $99.30. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$50.16	$42.40	$50.16
4/2/2012	6/29/2012	$50.23	$38.77	$38.77
7/2/2012	9/28/2012	$40.29	$35.30	$39.60
10/1/2012	12/31/2012	$46.99	$39.81	$46.30
1/2/2013	3/28/2013	$51.46	$44.38	$51.12
4/1/2013	6/28/2013	$63.59	$52.38	$63.54
7/1/2013	9/30/2013	$68.71	$61.54	$64.02
10/1/2013	12/31/2013	$68.93	$60.75	$68.59
1/2/2014	3/31/2014	$75.71	$65.15	$74.97
4/1/2014	6/30/2014	$82.46	$67.77	$81.08
7/1/2014	9/30/2014	$84.94	$75.22	$81.00
10/1/2014	12/31/2014	$90.84	$73.43	$88.83
1/2/2015	3/31/2015	$109.26	$87.60	$106.53
4/1/2015	6/30/2015	$132.60	$106.08	$127.46
7/1/2015	9/30/2015	$128.90	$105.30	$109.41
10/1/2015	12/31/2015	$115.34	$99.89	$108.12
1/4/2016*	2/12/2016*	$110.78	$94.31	$99.30

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through February 12, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of Aetna’s common stock from January 2, 2006 through February 12, 2016, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

The Boeing Company

According to publicly available information, The Boeing Company (“Boeing”) is involved in the design, development, manufacture, sale, service and support of commercial jetliners, military aircraft, satellites, missile defense, human space flight and launch systems and services. Boeing operates five principal segments: Commercial Airplanes; Boeing Military Aircraft; Network & Space Systems; Global Services & Support; and Boeing Capital Corporation. Boeing’s Commercial Airplanes segment develops, produces and markets commercial jet aircraft and provides related support services, principally to the commercial airline industry worldwide. Boeing’s Military Aircraft segment is engaged in the research, development, production and modification of manned and unmanned military aircraft and weapons systems for the global strike, mobility and surveillance, and engagement markets, as well as related services. The Boeing Network & Space Systems segment is engaged in the research, development, production and modification of products and services such as electronics and information solutions, including command, control, communications, computers, intelligence, surveillance and reconnaissance, cyber and information solutions, and intelligence systems; strategic missile and defense systems; space and intelligence systems, including satellites and commercial satellite launch vehicles; and space exploration. Boeing’s Global Services & Support segment sustains aircraft and systems through integrated logistics, including supply chain management and engineering support, maintenance, modification and upgrades for aircraft; and training systems and government services. The Boeing Capital Corporation segment facilitates, arranges, structures and provides financing solutions for Boeing’s commercial airplane customers, and arranges and structures financing solutions for Boeing’s government customers. Boeing also engages in other business involving engineering, operations and technology, and intercompany items. Information filed by Boeing with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00442, or its CIK Code: 0000012927. Boeing’s website is http://www.boeing.com. Boeing’s common stock is listed on the New York Stock Exchange under the ticker symbol “BA.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Boeing’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Boeing’s common stock on February 12, 2016 was $108.63. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$76.34	$72.56	$74.37
4/2/2012	6/29/2012	$77.27	$67.24	$74.30
7/2/2012	9/28/2012	$75.51	$69.38	$69.62
10/1/2012	12/31/2012	$76.20	$69.53	$75.36
1/2/2013	3/28/2013	$86.62	$73.65	$85.85
4/1/2013	6/28/2013	$104.08	$84.09	$102.44
7/1/2013	9/30/2013	$119.38	$101.47	$117.50
10/1/2013	12/31/2013	$138.36	$114.47	$136.49
1/2/2014	3/31/2014	$144.37	$121.40	$125.49
4/1/2014	6/30/2014	$138.25	$122.07	$127.23
7/1/2014	9/30/2014	$129.74	$118.34	$127.38
10/1/2014	12/31/2014	$134.81	$120.19	$129.98
1/2/2015	3/31/2015	$158.31	$127.53	$150.08
4/1/2015	6/30/2015	$154.38	$138.72	$138.72
7/1/2015	9/30/2015	$148.49	$125.49	$130.95
10/1/2015	12/31/2015	$149.40	$130.61	$144.59
1/4/2016*	2/12/2016*	$141.07	$108.44	$108.63

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through February 12, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of Boeing’s common stock from January 2, 2006 through February 12, 2016, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

General Dynamics Corporation

According to publicly available information, General Dynamics Corporation (“General Dynamics”) is an aerospace and defense company that offers products and services in business aviation; combat vehicles, weapons systems and munitions; communications and information technology systems and solutions; and shipbuilding. General Dynamics operates through four business groups: Aerospace, Combat Systems, Information Systems and Technology and Marine Systems. The Aerospace group designs, manufactures and outfits Gulfstream business-jet aircrafts, provides aircraft services (including maintenance and repair work, fixed-based operations and aircraft management services) and performs aircraft completions for aircraft produced by other original equipment manufacturers. The Combat Systems group is involved in systems engineering, spanning design, development, manufacture and support of military vehicles, weapons systems and munitions for the United States and its allies. The Information Systems and Technology group provides technologies, products and services that address military, federal/civilian and commercial information-systems requirements. The Marine Systems group designs, builds and supports submarines and surface ships for the U.S. Navy and Jones Act ships for commercial customers. Information filed by General Dynamics with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03671, or its CIK Code: 0000040533. General Dynamics’ website is http://www.generaldynamics.com. General Dynamics’ common stock is listed on the New York Stock Exchange under the ticker symbol “GD.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for GD’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of GD’s common stock on February 12, 2016 was $130.18. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$73.91	$67.40	$73.38
4/2/2012	6/29/2012	$74.09	$61.96	$65.96
7/2/2012	9/28/2012	$67.20	$61.99	$66.12
10/1/2012	12/31/2012	$70.40	$62.13	$69.27
1/2/2013	3/28/2013	$71.86	$64.57	$70.51
4/1/2013	6/28/2013	$79.12	$65.99	$78.33
7/1/2013	9/30/2013	$89.65	$78.07	$87.52
10/1/2013	12/31/2013	$95.55	$84.28	$95.55
1/2/2014	3/31/2014	$112.66	$94.46	$108.92
4/1/2014	6/30/2014	$120.89	$104.99	$116.55
7/1/2014	9/30/2014	$129.45	$114.39	$127.09
10/1/2014	12/31/2014	$145.36	$117.85	$137.62
1/2/2015	3/31/2015	$142.24	$132.19	$135.73
4/1/2015	6/30/2015	$145.99	$131.27	$141.69
7/1/2015	9/30/2015	$153.28	$135.11	$137.95
10/1/2015	12/31/2015	$150.78	$136.71	$137.36
1/4/2016*	2/12/2016*	$136.64	$124.18	$130.18

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through February 12, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of GD’s common stock from January 2, 2006 through February 12, 2016, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Gilead Sciences, Inc.

According to publicly available information, Gilead Sciences, Inc. (“Gilead”) is a research-based biopharmaceutical company that researches, develops and commercializes medicines in areas of unmet medical need. Gilead’s primary areas of focus include human immunodeficiency virus (“HIV”), liver diseases such as chronic hepatitis B virus (“HBV”) infection and chronic hepatitis C virus (“HCV”) infection, oncology/inflammation and serious cardiovascular and respiratory conditions. Gilead has operations in North and South America, Europe and Asia-Pacific. Gilead’s products include Stribild, Complera/Eviplera, Atripla, Truvada®, Viread, Emtriva, Tybost, Vitekta, Harvoni®, Sovaldi, Viread, Hepsera®, Zydelig®, Letairis, Ranexa®, Lexiscan®/Rapiscan®, Cayston®, Tamiflu®, AmBisome® and Macugen®. Gildead’s products are marketed through its commercial teams and/or in conjunction with third-party distributors and corporate partners. Through the Gilead Access Program, certain of Gilead’s products for the treatment of HIV, chronic HBV and visceral leishmaniasis are available at substantially reduced prices in the developing world. Gilead’s product development efforts cover medical conditions, including HIV/AIDS and liver diseases such as HBV and HCV, inflammation/oncology and serious cardiovascular and respiratory conditions. Information filed by Gilead with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-19731, or its CIK Code: 0000882095. Gilead’s website is http://www.gilead.com. Gilead’s common stock is listed on The Nasdaq Global Select Market under the ticker symbol “GILD.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Gilead’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Gilead’s common stock on February 12, 2016 was $89.44. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$28.01	$20.93	$24.43
4/2/2012	6/29/2012	$26.36	$22.70	$25.64
7/2/2012	9/28/2012	$33.89	$25.33	$33.17
10/1/2012	12/31/2012	$38.17	$32.43	$36.73
1/2/2013	3/28/2013	$48.93	$37.49	$48.93
4/1/2013	6/28/2013	$56.41	$47.20	$51.21
7/1/2013	9/30/2013	$64.32	$51.66	$62.84
10/1/2013	12/31/2013	$75.20	$58.90	$75.15
1/2/2014	3/31/2014	$83.95	$68.55	$70.86
4/1/2014	6/30/2014	$83.02	$65.48	$82.91
7/1/2014	9/30/2014	$109.43	$85.07	$106.45
10/1/2014	12/31/2014	$114.22	$89.45	$94.26
1/2/2015	3/31/2015	$107.18	$94.91	$98.13
4/1/2015	6/30/2015	$122.21	$97.72	$117.08
7/1/2015	9/30/2015	$119.60	$94.80	$98.19
10/1/2015	12/31/2015	$110.96	$97.54	$101.19
1/4/2016*	2/12/2016*	$100.30	$82.71	$89.44

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through February 12, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of Gilead’s common stock from January 2, 2006 through February 12, 2016, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Intel Corporation

According to publicly available information, Intel Corporation (“Intel”) designs and manufactures integrated digital technology platforms consisting of a microprocessor and chipset which may be enhanced by additional hardware, software and services. The platforms are used in a range of applications, such as notebooks desktops, servers, tablets, smartphones, automobile infotainment systems, automated factory systems, and medical devices. Intel sells these platforms primarily to original equipment manufacturers, original design manufacturers and industrial and communications equipment manufacturers in the computing and communications industries. Intel also develops and sells software and services primarily focused on security and technology integration. Intel operates in two reportable operating segments; PC Client Group and Data Center Group; six other Intel architecture operating segments; Intel Systems Group, Multi-Comm, Netbook Group, Tablet Group, Phone Group, and Service Provider Group; and three software and service operating segments; McAfee, Wind River Software Group and Software and Services Group. The PC Client Group offers products that are incorporated into notebook and desktop computers for consumers and businesses. The Data Center Group offers products designed to provide energy-efficient performance for all computer, network and storage platforms. The other Intel architecture operating segments offer products designed to be used in the Internet of Things (the combination of embedding computing into devices and connecting them to the Internet), mobile communications, tablet, smartphone, service provider, netbook, and ultra-low power market segments. The software and services operating segments combine Intel platform features and enhanced software and services. All other Intel operations include the Non-Volatile Memory Solutions Group, which produces NAND flash memory products for use in a variety of devices. Information filed by Intel with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-06217, or its CIK Code: 0000050863. Intel’s website is http://www.intel.com. Intel’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “INTC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Intel’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Intel’s common stock on February 12, 2016 was $28.64. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$28.19	$24.54	$28.11
4/2/2012	6/29/2012	$29.18	$25.04	$26.65
7/2/2012	9/28/2012	$26.88	$22.51	$22.68
10/1/2012	12/31/2012	$22.84	$19.36	$20.63
1/2/2013	3/28/2013	$22.68	$20.23	$21.85
4/1/2013	6/28/2013	$25.47	$20.94	$24.22
7/1/2013	9/30/2013	$24.24	$21.90	$22.92
10/1/2013	12/31/2013	$25.96	$22.48	$25.96
1/2/2014	3/31/2014	$26.67	$23.52	$25.81
4/1/2014	6/30/2014	$30.93	$25.82	$30.90
7/1/2014	9/30/2014	$35.33	$30.79	$34.82
10/1/2014	12/31/2014	$37.67	$30.85	$36.29
1/2/2015	3/31/2015	$36.91	$29.89	$31.27
4/1/2015	6/30/2015	$34.46	$30.39	$30.42
7/1/2015	9/30/2015	$30.56	$25.87	$30.14
10/1/2015	12/31/2015	$35.30	$30.00	$34.45
1/4/2016*	2/12/2016*	$33.99	$28.22	$28.64

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through February 12, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of Intel’s common stock from January 2, 2006 through February 12, 2016, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Lennar Corporation

According to publicly available information, Lennar Corporation (“Lennar”) is a homebuilder, a provider of real estate-related financial services, a commercial real estate investment, investment management and finance company and developer of multifamily rental properties in select U.S. markets. Lennar operates under four segments: Homebuilding Operations, Lennar Financial Services, Rialto Investments and Lennar Multifamily. The Homebuilding Operations include the construction, marketing and sale of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated entities in which Lennar has investments. The Lennar Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of Lennar’s homes and others. The Rialto Investments segment raises, invests and manages third party capital, originates and sell into securitizations commercial mortgage loans and invests its own capital in real estate related mortgage loans, properties and real estate related securities. The Lennar Multifamily segment develops multifamily rental properties. Information filed by Lennar with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11749, or its CIK Code: 0000920760. Lennar’s website is http://www.lennar.com. Lennar’s common stock is listed on the New York Stock Exchange under the ticker symbol “LEN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Lennar’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Lennar’s common stock on February 12, 2016 was $39.70. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$27.67	$19.89	$27.18
4/2/2012	6/29/2012	$30.91	$23.68	$30.91
7/2/2012	9/28/2012	$37.51	$28.97	$34.77
10/1/2012	12/31/2012	$39.71	$34.65	$38.67
1/2/2013	3/28/2013	$43.40	$36.66	$41.48
4/1/2013	6/28/2013	$43.88	$34.94	$36.04
7/1/2013	9/30/2013	$37.44	$31.53	$35.40
10/1/2013	12/31/2013	$39.75	$32.58	$39.56
1/2/2014	3/31/2014	$44.33	$36.91	$39.62
4/1/2014	6/30/2014	$41.98	$38.02	$41.98
7/1/2014	9/30/2014	$42.55	$35.93	$38.83
10/1/2014	12/31/2014	$47.51	$37.62	$44.81
1/2/2015	3/31/2015	$51.49	$42.33	$51.81
4/1/2015	6/30/2015	$53.19	$45.29	$51.04
7/1/2015	9/30/2015	$55.59	$47.00	$48.13
10/1/2015	12/31/2015	$52.31	$47.49	$48.91
1/4/2016*	2/12/2016*	$46.79	$37.80	$39.70

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through February 12, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of Lennar’s common stock from January 2, 2006 through February 12, 2016, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Pfizer Inc.

According to publicly available information, Pfizer Inc. (“Pfizer”) is a research-based, global biopharmaceutical company engaged in the discovery, development and manufacture of healthcare products. Pfizer’s portfolio includes medications and vaccines, as well as consumer healthcare products. Its key biopharmaceutical products include Lyrica, the Prevnar family of products, Enbrel, Celebrex, Lipitor, Viagra, Zyvox, Sutent, EpiPen, Toviaz, Tygacil, Rapamune, Xalkori, Inlyta, Norvasc, the Premarin family of products, Eliquis and Xeljanz, among others. Its biotechnology products include BeneFIX, Genotropin, ReFacto, Xyntha and Enbrel, among others. The commercial operations consist of two businesses: the Innovative Products business and the Established Products business. The Innovative Products business is composed of two operating segments: the Global Innovative Pharmaceutical segment and the Global Vaccines, Oncology and Consumer Healthcare segment. The Established Products business consists of the Global Established Pharmaceutical segment. Its research focuses on six areas, which include immunology and inflammation, cardiovascular and metabolic diseases, oncology, vaccines, neuroscience and pain, and rare diseases. Information filed by Pfizer with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03619, or its CIK Code: 0000078003. Pfizer’s website is http://www.pfizer.com. Pfizer’s common stock is listed on the New York Stock Exchange under the ticker symbol “PFE.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Pfizer’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Pfizer’s common stock on February 12, 2016 was $29.36. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$22.66	$20.95	$22.66
4/2/2012	6/29/2012	$23.08	$21.60	$23.00
7/2/2012	9/28/2012	$24.96	$22.34	$24.85
10/1/2012	12/31/2012	$26.04	$23.66	$25.08
1/2/2013	3/28/2013	$28.86	$25.85	$28.86
4/1/2013	6/28/2013	$31.08	$27.23	$28.01
7/1/2013	9/30/2013	$29.67	$27.65	$28.71
10/1/2013	12/31/2013	$32.20	$28.24	$30.63
1/2/2014	3/31/2014	$32.75	$29.66	$32.12
4/1/2014	6/30/2014	$32.40	$29.02	$29.68
7/1/2014	9/30/2014	$30.96	$28.04	$29.57
10/1/2014	12/31/2014	$32.09	$27.70	$31.15
1/2/2015	3/31/2015	$35.05	$31.16	$34.79
4/1/2015	6/30/2015	$35.44	$33.46	$33.53
7/1/2015	9/30/2015	$36.15	$30.82	$31.41
10/1/2015	12/31/2015	$35.45	$31.33	$32.28
1/4/2016*	2/12/2016*	$32.18	$28.56	$29.36

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through February 12, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of Pfizer’s common stock from January 2, 2006 through February 12, 2016, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Prologis, Inc.

According to publicly available information, Prologis Inc. (“Prologis”) is an industrial real estate company. Prologis owns or has investments in, on a wholly-owned basis or through co-investment ventures, properties and development projects in various countries in the Americas, Europe and Asia. Prologis conducts business in two operating segments: Real Estate Operations and Strategic Capital. Real Estate Operations consists of Rental Operations and Capital Deployment. Rental Operations includes the leasing of properties to customers. Capital deployment includes the development, re-development and acquisition of industrial properties that lead to rental operations. Strategic Capital includes investments through private and public ventures which may be consolidated or unconsolidated. Prologis customizes industrial portfolios to investors’ needs, with a focus on long-term ventures and open-ended funds. Prologis also accesses alternative sources of equity through publicly traded vehicles such as Nippon Prologis REIT, Inc. (“NPR”) and FIBRA Prologis. In April, 2015 Prologis announced plans to acquire KTR Capital Partners (“KTR”). KTR is as an investment, development and operating company focused exclusively on the industrial property sector in North America. Information filed by Prologis with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13545, or its CIK Code: 0001045609. Prologis’ website is http://www.prologis.com/en/index.html. Prologis’ common stock is listed on the New York Stock Exchange under the ticker symbol “PLD.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Prologis’ common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Prologis’ common stock on February 12, 2016 was $36.07. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$36.02	$28.50	$36.02
4/2/2012	6/29/2012	$36.25	$30.42	$33.23
7/2/2012	9/28/2012	$36.91	$31.35	$35.03
10/1/2012	12/31/2012	$36.58	$32.60	$36.49
1/2/2013	3/28/2013	$40.93	$37.35	$39.98
4/1/2013	6/28/2013	$44.77	$35.60	$37.72
7/1/2013	9/30/2013	$40.44	$34.78	$37.62
10/1/2013	12/31/2013	$40.92	$36.14	$36.95
1/2/2014	3/31/2014	$41.97	$36.51	$40.83
4/1/2014	6/30/2014	$42.53	$40.05	$41.09
7/1/2014	9/30/2014	$42.16	$37.45	$37.70
10/1/2014	12/31/2014	$43.64	$37.17	$43.03
1/2/2015	3/31/2015	$47.13	$41.15	$43.56
4/1/2015	6/30/2015	$44.37	$37.10	$37.10
7/1/2015	9/30/2015	$42.25	$36.45	$38.90
10/1/2015	12/31/2015	$43.68	$39.28	$42.92
1/4/2016*	2/12/2016*	$42.78	$35.57	$36.07

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through February 12, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of Prologis’ common stock from January 2, 2006 through February 12, 2016, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

The Walt Disney Company

According to publicly available information, The Walt Disney Company (“Walt Disney”), together with its subsidiaries, is a worldwide entertainment company. Walt Disney operates in five segments: Media Networks, Parks and Resorts, Studio Entertainment, Consumer Products and Interactive. The Media Networks segment includes broadcast and cable television networks, television production operations, television distribution, domestic television stations and radio networks and stations. The Parks and Resorts segment owns and operates the Walt Disney World Resort in Florida, the Disneyland Resort in California, Aulani, a Disney Resort & Spa in Hawaii, the Disney Vacation Club, the Disney Cruise Line and Adventures by Disney. The Studio Entertainment segment produces and acquires live-action and animated motion pictures, direct-to-video content, musical recordings and live stage plays. The Consumer Products segment engages with licensees, publishers and retailers throughout the world who design, develop, publish, promote and sell products based on existing and new characters and other Walt Disney intellectual property through its Merchandise Licensing, Publishing and Retail businesses. The Interactive Segment creates and delivers Walt Disney branded entertainment and lifestyle content across interactive media platforms. Information filed by Walt Disney with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11605, or its CIK Code: 0001001039. Walt Disney’s website is http://www.disney.com. Walt Disney’s common stock is listed on the New York Stock Exchange under the ticker symbol “DIS.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Disney’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Disney’s common stock on February 12, 2016 was $91.15. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$44.38	$38.31	$43.78
4/2/2012	6/29/2012	$48.50	$40.98	$48.50
7/2/2012	9/28/2012	$52.92	$47.27	$52.28
10/1/2012	12/31/2012	$52.97	$47.06	$49.79
1/2/2013	3/28/2013	$57.75	$50.58	$56.80
4/1/2013	6/28/2013	$67.67	$56.69	$63.15
7/1/2013	9/30/2013	$67.11	$60.69	$64.49
10/1/2013	12/31/2013	$76.40	$63.59	$76.40
1/2/2014	3/31/2014	$83.34	$69.99	$80.07
4/1/2014	6/30/2014	$85.74	$77.01	$85.74
7/1/2014	9/30/2014	$90.94	$85.03	$89.03
10/1/2014	12/31/2014	$95.50	$81.74	$94.19
1/2/2015	3/31/2015	$108.43	$90.96	$104.89
4/1/2015	6/30/2015	$114.99	$105.43	$114.14
7/1/2015	9/30/2015	$121.69	$95.36	$102.20
10/1/2015	12/31/2015	$120.07	$102.67	$105.08
1/4/2016*	2/12/2016*	$102.98	$88.85	$91.15

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through February 12, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of Disney’s common stock from January 2, 2006 through February 12, 2016, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Optimization & Performance Strategies product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying basket. If your Securities are so treated, you should generally not accrue any income with respect to your Securities prior to their maturity, sale or exchange and you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should be long-term if you have held your Securities for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment as described above, as further described under “Supplemental U.S. Tax Considerations — Alternative Treatments” in the Optimization & Performance Strategies product supplement.

In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” in the Optimization & Performance Strategies product supplement, unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals (and to the extent provided in future regulations, entities) that own ”specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. If you are not a U.S. holder, subject to Section 871(m) of the Code and “FATCA” (discussed below), you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

We will not attempt to ascertain whether any basket equity issuer would be treated as a “United States real property holding corporation” within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of a basket equity and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a sale, exchange, redemption or other taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the basket equities as United States real property holding corporations and the Securities as United States real property interests.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including shares of basket equities), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2017. Accordingly, non-U.S. holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying indices. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is seven months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular, if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We has agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 7 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.

Validity of the Securities

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated February 9, 2016 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on February 9, 2016. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.